Exhibit 99.1
News Release		The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2016 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 7, 2017:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's 2016 earnings.

President Hines reported that annual operating revenues for 2016 increased $495,000, and that net income decreased $643,000 when compared to 2015.  Higher operating revenues were primarily due to growth in the customer base, mainly due to acquisitions; and additionally due to higher billing and collection services income.  Net income declined primarily due to a lower volume of asset improvements eligible for the tax deduction under the IRS tangible property regulations which resulted in higher income taxes.  Higher depreciation expense, and higher retirement expenses added to the decline in net income in 2016.  Basic and Diluted Earnings per share for 2016 were $0.05 lower than 2015 and dividends per share rose by $0.0227 compared to 2015.

During the year, the Company invested $13.2 million in capital projects for further upgrades to water treatment facilities, information and communication technology, and the commencement of construction on an additional water pumping station and force main, as well as for routine items and replacements of infrastructure. During 2016, the Company replaced or relined over 42,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.

President Hines also reported that operating revenues for the fourth quarter of 2016 increased $268,000, but that net income declined by $574,000 compared to the fourth quarter of 2015.  The decrease in fourth quarter net income also resulted from higher income taxes due to a lower volume of asset improvements eligible for a tax deduction and higher retirement expenses.  Basic and Diluted Earnings per share for the fourth quarter of 2016 were $0.04 lower than the fourth quarter of 2015.

President Hines reported that York Water plans to invest approximately $22.8 million in 2017 and $15.6 million in 2018, for completion of a new untreated water pumping station and force main, system expansion, the start of a dam upgrade project, and improvements to its pipes and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2016	2015	2016	2015
Operating Revenues	$11,885	$11,617	$47,584	$47,089
Net Income	$2,942	$3,516	$11,846	$12,489
Average Number of Common Shares Outstanding	12,863	12,794	12,846	12,832
Basic and Diluted Earnings Per Common Share	$0.23	$0.27	$0.92	$0.97
Dividends Declared Per Common Share	$0.1602	$0.1555	$0.6267	$0.6040

In January 2017, the Company closed on its acquisition of the water assets of Stockham's Village, and in February 2017, the Company closed on its acquisition of the wastewater assets of West York Borough.  The water acquisition added approximately 80 customers, and the wastewater acquisition added approximately 1,700 customers, representing more than 2,200 units and making this the largest acquisition in the Company's history.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.